SECOND

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF PSP INDUSTRIES, INC.

The undersigned, Clayton Barlow, being the President of PSP Industries, Inc., a Utah corporation (the "Corporation"), hereby certifies the following:

1.

The Articles of Incorporation of the Corporation have been amended and restated to read as follows:

ARTICLE I
NAME

The name of this corporation is PSP Industries, Inc. (the "Corporation")

ARTICLE II
PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the Utah Revised Business Corporation Act ("Act").

ARTICLE III
LIMITATION OF LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (I) the amount of a financial benefit received by a director to which such director is not entitled; (ii) an intentional infliction of harm on the Corporation or the shareholders; (iii) a violation of Section 16-10a-842 of the Act; or (iv) an intentional violation of criminal law. If the laws of the State of Utah are amended after the adoption of these Articles of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the laws of the State of Utah, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE IV
AUTHORIZED SHARES

The aggregate number of shares which the Corporation shall have authority to issue is two hundred million (200,000,000) shares of stock; par value one tenth of a cent ($0.001) per share, which shall be of the same class and shall have unlimited voting rights.

ARTICLE V
REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation is 11585 South State, Suite 102, Draper, Utah 84065. The name of the registered agent of the Corporation at that address is Kenneth Denos.

ARTICLE VI
BOARD OF DIRECTORS

(a.)

Number. The number of directors, constituting the entire Board shall be fixed from time to time by vote of a majority of the entire Board, provided, however, that the number of directors shall not be reduced so as to shorten the teams of any director at any time in office.

(b)

Vacancies. Vacancies on the Board shall be filled by the affirmative vote of the majority of the remaining directors, though less than a quorum of the board, or by election at an annual meeting or at a special meeting of the shareholders called for that purpose.

ARTICLE VII
BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE VIII
WRITTEN CONSENT

In accordance with the Act, the shareholders of the Corporation may approve any action that would otherwise be taken at an annual or special meeting, and without prior notice, if one or more consents in writing, setting forth the action so taken shall be signed by holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted.

ARTICLE IX
EXEMPTION FROM CONTROL SHARES ACQUISITION ACT

The Utah Control Share Acquisition Act, Section 61-6-1 et seq., Utah Code Annotated, 1953, as amended, shall not apply to control share acquisitions of shares of the Corporation.

[End of Restated Articles]

2.

These Amended and Restated Articles of Incorporation were approved by the Board of Directors of the Corporation by unanimous written consent dated November 15, 2003 AND adopted November 15, 2003.

3.

These Amended and Restated Articles of Incorporation were approved by a majority of a quorum of shareholders at a duly convened meeting of the shareholders of the Company on November 15, 2003.

4.

The Corporation has 13,153,000 shares of outstanding Common Stock. Pursuant to an order granted in connection with an Order of the Third Judicial District Court in and for Salt Lake County, State of Utah, in In The Matter Of PSP Industries, Inc., case no. 000906145, a quorum was declared present at a meeting of the shareholders of the Company on November 15, 2003, whereupon all of the 8,981,688 shares represented at the meeting voted in favor of these Amended and Restated Articles and were thus approved.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation as of this 1st day of December, 2003.

PSP INDUSTRIES, INC.

/s/Clayton Barlow

President

The appointment of the undersigned as the registered agent of the Corporation is hereby accepted.

/s/Kenneth Denos

Registered Agent